Exhibit J-2

[Letterhead of Kim & Chang]

September 3, 2010

Korea Finance Corporation

16 Yeouido-dong

Youngdeungpo-gu, Seoul

Republic of Korea

Re:	Korea Finance Corporation and the Republic of Korea: Registration Statement under Schedule B of the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special Korean legal counsel for Korea Finance Corporation (“KoFC”), a statutory juridical entity established in the Republic of Korea (“Korea”) pursuant to the Korea Finance Corporation Act, as amended, in connection with the filing by KoFC of its registration statement (the “Registration Statement”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) relating to the offering, as set forth in the Registration Statement, and the form of prospectus contained therein (the “Prospectus”) of US$750,000,000 aggregate principal amount of the notes (the “Notes”).

In connection with providing legal opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, accuracy and up-to-datedness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions set forth herein, which we did not independently establish or verify, we have relied upon statements and representations of officials and other representatives of KoFC. We have also assumed, in relation to the documents, that other than by or in relation to KoFC, each of the documents is within the capacity and powers of, and has been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof. We have further assumed that where a document has been examined by us in draft or specimen form, it will be, or has been, executed in the form of that draft or specimen. In addition, we have solely relied upon the company registry extracts regarding KoFC dated September 3, 2010 in respect of our opinion on due establishment set forth in paragraph 1 below.

Korea Finance Corporation

September 3, 2010

Based upon the foregoing and subject to further qualifications set forth below, we are of the opinion that:

1.	KoFC is a statutory juridical entity duly established under the Korea Finance Corporation Act, as amended, and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus;

2.	When the Notes to be issued by KoFC as contemplated in the Registration Statement have been duly authorized by all necessary actions by KoFC, duly authenticated, delivered to and paid for by the purchasers thereof, the Notes will constitute valid and binding obligations of KoFC, enforceable in accordance with their terms; and

3.	The statements in the Prospectus with respect to the laws of Korea are true and correct in all material respects.

The opinions set forth above are subject to the following qualifications: (a) the obligations of KoFC under the Notes and the enforcement thereof may be limited or affected by the laws governing fraudulent conveyance, moratorium, statutory limitation or other similar matters which generally affect the rights of creditors; (b) the obligations of KoFC under the Notes and the enforcement thereof may be also affected or limited by the general principle of good morals and other social order and the general principle of good faith and fairness provided for in the Civil Code of Korea; (c) nothing herein should be taken as indicating that the remedies of specific performance or injunction would necessarily be available with respect to any particular provision of the Notes in any particular instance; (d) the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence; (e) Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, amount of damages and entitlement to attorneys’ fees and other costs; and (f) if the Korean government deems that certain emergency circumstances, including but not limited to severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or in implementing currency, exchange rate and other macroeconomic policies, has occurred or is likely to occur, it may impose certain necessary restrictions provided for under the Foreign Exchange Transaction Law, such as the suspension of payments or requiring prior approval from governmental authorities for any transaction.

Korea Finance Corporation

September 3, 2010

The foregoing opinion is confined to and given on the basis of Korean law as in effect on the date hereof and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea. To the extent that the laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, relied upon, and our opinion is subject to the qualifications, assumptions and exceptions set forth in, the opinion, dated September 3, 2010, of Cleary Gottlieb Steen & Hamilton LLP, United States counsel to KoFC. We have also assumed that there is nothing in the law of any other jurisdiction which affects this opinion.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed by KoFC with the SEC. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kim & Chang
Kim & Chang